Exhibit 5

August 12, 1998

MIM Corporation
One Blue Hill Plaza
Pearl River, NY 10965-9670

Ladies and Gentlemen:

I am the general counsel of MIM Corporation, a Delaware corporation ("MIM"), and have represented MIM as such in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 of MIM (File No. 333- ) (the "Registration Statement") for the purpose of registering for resale by certain selling security holders 2,323,053 shares of the common stock, par value $.0001 per share (the "Shares") of MIM.

In rendering the opinion set forth herein, I have examined executed copies, telecopies or photocopies of (i) the Registration Statement, (ii) MIM's Certificate of Incorporation, as amended, (iii) the Amended and Restated By-Laws of MIM, and (iv) minute books of MIM. In my examination, I have assumed the legal capacity of all natural persons and the genuineness of all signatures and that where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature had authority to do so.

On the basis of such examination, subject to the assumptions set forth above, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, when sold in the manner described in the Registration Statement, the Shares will continue to be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.


Respectfully submitted,

/s/ Barry A. Posner

Barry A. Posner
General Counsel